EXHIBIT 99.1
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                       [Niagara Corporation Letterhead]






Contact: Niagara Corporation
         Michael Scharf, CEO
         (212) 317-1000


                                            FOR IMMEDIATE RELEASE
                                            ---------------------



NIAGARA CORPORATION ANNOUNCES
EARNINGS FOR YEAR AND FOURTH QUARTER

New York, March 29, 2004 - Niagara Corporation (Nasdaq: NIAG) announced today its results for the year and fourth quarter ended December 31, 2003.

For 2003, sales were $295.3 million compared to $260.9 million in 2002. Net income for 2003 was $1,608,000 compared to $1,673,000 in the prior year, and net income per share was $ .20 for both 2003 and 2002. Results for 2003 include a net gain of $466,000 realized from the sale of a U.K. property and certain equipment, and results for 2002 include a gain of $3,102,000 realized from the sale of a different U.K. property.

For the fourth quarters ended December 31, 2003 and 2002, sales were $72.8 million compared to $63.7 million, there was a net loss of $951,000 versus net income of $357,000, and on a per share basis there was a net loss of $ .12 compared to net income per share of $ .04.

In commenting on these results, Michael Scharf, Chairman and CEO of Niagara stated:

         "The operating results for 2003 were an improvement over those of 2002, if gains from property sales are excluded. Results in 2003 were negatively impacted by operating losses incurred by our U.K. subsidiary in the fourth quarter. These losses were caused primarily by downward pricing pressure on certain of our products, lackluster demand related to a weak U.K. manufacturing sector, disadvantageous exchange rates which reduced export sales and profitability, and increased raw material costs.

         Shareholders should also be cognizant of the fact that demand for steel in U.S. markets in the first quarter of 2004 has been very strong, resulting in higher prices. Recently, we have also begun to witness a modest improvement in the U.K. market. Because of these conditions, we anticipate that improved results will be reported for the first quarter of 2004 in comparison to each of the last two quarters of 2003."

This release contains certain "forward-looking statements" made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, that may cause the Company's actual results to be materially different from those expressed or implied by such statements. Such risks, uncertainties and other factors include those described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements made herein are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                                (Table follows)

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

                              NIAGARA CORPORATION

                            Selected Financial Data


                                                        Year Ended                           Year Ended
                                                  December 31, 2002 (a)                 December 31, 2003 (b)
                                                ---------------------------          ----------------------------

Revenues                                         $     260,875,000                      $     295,293,000
Net Income                                       $       1,673,000                      $       1,608,000
Share Earnings  (basic and diluted)              $            0.20                      $            0.20
Average Shares (basic and diluted)                       8,238,517                              8,238,517



                                                    Three Months Ended                   Three Months Ended
                                                  December 31, 2002 (a)                 December 31, 2003 (b)
                                                ---------------------------          ----------------------------

Revenues                                         $      63,651,000                      $      72,755,000
Net Income (Loss)                                $         357,000                      $       (951,000)
Share Earnings (Loss) (basic and diluted)        $            0.04                      $          (0.12)
Average Shares (basic and diluted)                       8,238,517                              8,238,517




(a) Results for the three months and year ended December 31, 2002 include pre-tax gains on the sale of properties of $195,000 and $ 3,102,000, respectively.

(b) Results for the three months and year ended December 31, 2003 include pre-tax gains on the sale of properties of $15,000 and $ 466,000 (net of losses on the sale of equipment), respectively.